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                                                                     EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

(amounts in thousands except per share amounts)

                                                                                  Year Ended December 31,
                                                                                   1996            1995
                                                                                  ------          ------
  Primary Earnings Per Share:
  Income Applicable to Common Stock                                               $8,420          $9,074

Shares:
  Weighted average shares outstanding                                              6,596           6,583
  Dilutive effect of stock options computed by use of treasury stock method           12              47
                                                                                  ------          ------

  Average common and common equivalent shares outstanding                          6,608           6,630
                                                                                  ------          ------
  Earnings Per Share                                                              $ 1.27(a)       $ 1.37(a)
                                                                                  ======          ======


(a)   This calculation is submitted in accordance with Regulation S-K item 601
      (b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%

      1994 data is not presented above as there were no shares issued prior to October 1995.

      There is no difference between Primary Earnings Per Share and Fully Diluted Earnings Per Share.